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                           FORM N-4, ITEM 24(b)(4.27)
                       Amendment to Group Annuity Contract
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                                   AMENDMENT
                                       TO
                             GROUP ANNUITY CONTRACT
                  (insert Contract number here) (THE CONTRACT)
                                    ISSUED BY
                  AMERICAN UNITED LIFE INSURANCE COMPANY (AUL)
                                     TO THE
             (insert Contractholder name here) (THE CONTRACTHOLDER)



This Amendment is effective for Plan loans originating on or after (insert correct date here).


AUL and the Contractholder hereby agree that the Contract is amended by adding the following provision: Loan Administration Fee: On the last day of each Contract Quarter, we deduct from a Participant's Account a Loan Administration Fee of up to section 12.50 for each Plan loan of the Participant that remains outstanding on such day. Alternatively, we may bill this charge to you if you and we mutually agree. If the entire balance of a Participant Account is applied or withdrawn before the last day of the Contract Quarter pursuant to the contract, the Loan Administration Fee attributable to the period of time which has elapsed since the first day of the Contract Quarter in which such application or withdrawal of funds is made will not be deducted from the amount applied or withdrawn and will not be billed to you.




CONTRACTHOLDER                                  AUL
By                                              By
Title                                           Title
Date                                            Date









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